Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 2, is a part, of the report dated August 21, 2014 relative to the financial statements of BRIDGEWATER PLATFORMS INC. as of July 31, 2014 and for the period May 6, 2014 (date of inception) through July 31, 2014.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co, CPAs LLC
Clearwater, Florida
February 17, 2015